MANNING & NAPIER FUND, INC.
                    ARTICLES SUPPLEMENTARY TO THE CHARTER

      Manning & Napier Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:  The Board of Directors of the Corporation, at a meeting duly
convened and held on April 29, 1993,  adopted resolutions classifying:   Fifty
million (50,000,000) of the unissued shares of the common stock of the Corporation, par value $.01 per share, with an aggregate par value of Five
Hundred Thousand Dollars ($500,000)  as  Class K Common Stock;   Fifty million
(50,000,000) of the unissued shares of the  common stock of  the  Corporation,
par  value   $.01  per share,  with an aggregate  par  value  of  Five Hundred
Thousand  Dollars   ($500,000)   as  Class L  Common  Stock;  Fifty  million
(50,000,000) of the unissued shares of the common stock of the Corporation, par value $.01 per share, with an aggregate par value of Five Hundred Thousand Dollars ($500,000) as Class M Common Stock; Fifty million (50,000,000) of the unissued shares of the common stock of the Corporation, par value $.01 per share, with an aggregate par value of Five Hundred Thousand Dollars ($500,000) as Class N Common Stock; and Fifty million (50,000,000) of the unissued shares of the common stock of the Corporation, par value $.01 per share, with an aggregate par value of Five Hundred Thousand Dollars ($500,000) as Class O Common Stock, by setting before the issuance of such shares, the preferences, rights, voting powers, restrictions, limitations as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth.

      SECOND: A description of the shares so classified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

      A description, preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class of common stock of the Corporation are set forth in Article Fifth of the Corporation's Articles of Incorporation, as amended, and have not been changed by the Board of Directors of the Corporation.

      THIRD: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the charter of the Corporation.

     IN WITNESS WHEREOF, Manning & Napier Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary on April 29, 1993.

                                 Manning & Napier Fund, Inc.

                             By: /s/ B. Reuben Auspitz
                                     B. Reuben Auspitz, Vice-President
Attest:

/s/ Barbara Lapple
    Barbara Lapple, Secretary


          THE UNDERSIGNED, Vice-President of Manning & Napier Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                 /s/ B. Reuben Auspitz
                                     B. Reuben Auspitz